Sub-Item 77C

DREYFUS TAX EXEMPT CASH MANAGEMENT FUNDS

Dreyfus Tax Exempt Cash Management

MATTER SUBMITTED TO A VOTE OF SECURITY HOLDERS

     A Special Meeting of Shareholders of Dreyfus Tax Exempt Cash Management (the “Fund”) was held on November 16, 2009. Out of a total of 6,292,774,455.860 shares (“Shares”) entitled to vote at the Meeting, a total of 1,151,531,197.970 shares were represented at the Meeting, in person or by proxy. The meeting was adjourned to December 28, 2009, not having received the required vote of the holders. The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve the amending	963,216,271.810	106,998,286.660	81,316,639.500
Fund’s policy regarding
borrowing

2. To approve the Fund’s	939,402,832.970	128,447,868.390	83,680,496.610
policy regarding lending

3. To permit investment in	937,708,425.180	135,429,650.390	78,393,122.400
other investment companies

     A Special Meeting of Shareholders of Dreyfus Tax Exempt Cash Management (the “Fund”) was held on December 28, 2009. Out of a total of 6,292,774,455.860 shares (“Shares”) entitled to vote at the Meeting, a total of 1,987,002,012.950 shares were represented at the Meeting, in person or by proxy. The meeting was adjourned to February 12, 2010, not having received the required vote of the holders. The breakdown of the vote is as follows:

		Shares

	For	Against	Abstain

1. To approve the amending	1,594,570,047.820	261,521,626.350	130,910,338.780
Fund’s policy regarding
borrowing

2. To approve the Fund’s	1,590,036,817.600	263,612,322.990	133,352,872.360
policy regarding lending

3. To permit investment in	1,628,933,443.400	229,872,600.450	128,195,969.100
other investment companies